Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in Hycroft Mining Holding Corporation’s Registration Statements on Forms S-8 (File Nos. 333-249620 and 333-265434) of our report dated March 30, 2022, relating to the consolidated financial statements as of and for the year ended December 31, 2021, which appear in this Annual Report on Form 10-K.

/s/ Plante & Moran, PLLC
March 28, 2023
Southfield, Michigan